UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CADIZ INC.

________________________________________________________________

(Name of Registrant as Specified In Its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2023

Dear Cadiz Inc. Stockholders:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) of Cadiz, Inc., a Delaware corporation, will be held virtually on Wednesday, June 21, 2023, at 10:00 a.m., Pacific Time, via the Internet at https://www.cstproxy.com/cadiz/2023 to consider and act upon the following matters:

(1)   The election of nine members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

(2)  The adoption of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;

(3)  Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2023;

(4)  The approval of a non-binding advisory resolution regarding the compensation of our named executive officers;

(5)  A non-binding advisory vote on the frequency of future non-binding advisory resolutions regarding the compensation of our named executive officers; and

(6)  The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on April 26, 2023, are entitled to notice of and to vote at the 2023 Annual Meeting.  In order to constitute a quorum for the conduct of business at the 2023 Annual Meeting, holders of a majority of all outstanding voting shares of our common stock and preferred stock must be present through virtual attendance or be represented by proxy. Holders of our common stock and our preferred stock will vote together as a single class on each proposal.  Holders of our depositary shares representing interests in our Series A Preferred Stock currently have no voting rights.

To provide access for our stockholders regardless of their location our 2023 Annual Meeting will be held virtually online.  There will not be a physical location to attend the 2023 Annual Meeting in person.  However, the virtual 2023 Annual Meeting will provide substantially the same opportunities to participate as you would have at an in-person meeting, including the ability to submit questions and vote your shares. Detailed instructions on how to vote and participate at the 2023 Annual Meeting may be found in the proxy statement and online at https://www.cstproxy.com/cadiz/2023.  To be able to access the virtual 2023 Annual Meeting, you must have your 12-digit control number.  The control number is provided on the Notice of Internet Availability of Proxy Materials you received in the mail, on your proxy card, or through your broker or other nominee if you hold your shares in “street name”.

Whether or not you expect to attend the virtual annual meeting, we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. Your proxy is revocable and will not affect your right to vote at the 2023 Annual Meeting if you chose to attend virtually.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive a voting instruction form from the holder of record. You must provide voting instructions to your brokerage firm, bank, broker-dealer or other similar organization by filling out the voting instruction form in order for your shares to be voted. We recommend that you instruct your broker or other nominee to vote your shares as promptly as possible.

If your shares are held in street name and you would like to attend the virtual annual meeting to vote your shares, you will need to contact your brokerage firm, bank, broker-dealer or other similar organization to obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer to have a control number generated. Continental Stock Transfer’s contact information is as follows:  917-262-2373, or email proxy@continentalstock.com.

We are pleased to utilize the Securities and Exchange Commission rules that allow us to furnish these proxy materials including an electronic proxy card for the meeting and our 2022 Annual Report to Stockholders, which is our Annual Report on Form 10-K for the year ended December 31, 2022, to stockholders via the internet. On or about May 12, 2023, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2022 Annual Report and how to vote. Utilizing these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

By Order of the Board of Directors

Stanley Speer
Secretary

Los Angeles, California

April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 21, 2023.

Our proxy statement and the 2022 Annual Report to Stockholders on Form 10-K are available at https://www.cstproxy.com/cadiz/2023

CADIZ INC.

Annual Meeting of Stockholders

TABLE OF CONTENTS

Page
INFORMATION ABOUT SOLICITATION AND VOTING	1
Record Date, Voting Securities and Quorum	1
Revocability of Proxies	2
Cost of Solicitation	3
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	3
PROPOSAL 1: ELECTION OF DIRECTORS	6
DIRECTORS AND EXECUTIVE OFFICERS	8
Director Biographical Information and Highlights	9
Executive Officer Biographical Information and Highlights	18
THE BOARD OF DIRECTORS	18
Director Independence	18
Independence of Committee Members	19
Communications with the Board of Directors	19
Attendance of Board of Directors at the Annual Meeting	19
Meetings of the Board of Directors	19
Committees of the Board of Directors	20
Audit and Risk Committee	20
Compensation Committee	20
Corporate Governance and Nominating Committee	21
Equity, Sustainability and Environmental Justice Committee	22
CODE OF CONDUCT AND ETHICS	26
ANTI-BRIBERY AND ANTI-CORRUPTION POLICY	26
WHISTLEBLOWER POLICY	26
ANTI-HEDGING AND PLEDGING POLICY	27
COMPENSATION DISCUSSION AND ANALYSIS	28
Overview	28
Compensation Philosophy	29
Elements of Compensation	29
Use of Peer Group	30
Benchmarking	31
Performance Objectives	31
Elements of 2022 Compensation	32
Severance and Change in Control Provisions	33
Tax and Accounting Considerations	33
COMPENSATION COMMITTEE REPORT	34
EXECUTIVE COMPENSATION	34
Summary Compensation Table	34
Outstanding Equity Awards at Fiscal Year-End	35
Pension Benefits	35
Nonqualified Deferred Compensation	35
EMPLOYMENT ARRANGEMENTS	36
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	37
DIRECTOR COMPENSATION	39
DIRECTOR COMPENSATION POLICY	39
DIRECTOR STOCK OWNERSHIP POLICY	40
EQUITY COMPENSATION PLAN INFORMATION	40
PAY VERSUS PERFORMANCE	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
DELINQUENT SECTION 16(A) REPORTS	46
AUDIT AND RISK COMMITTEE REPORT	47
PRINCIPAL ACCOUNTANT FEES AND SERVICES	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
PROPOSAL 2: ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	51

PROPOSAL 3:   APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4:   ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 5:  ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

54 55 56
OTHER MATTERS	57
STOCKHOLDER PROPOSALS	57
ADDITIONAL INFORMATION	57

550 S. Hope Street, Suite 2850

Los Angeles, California 90071

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2023

INFORMATION ABOUT SOLICITATION AND VOTING

     The Board of Directors of Cadiz Inc. (“the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held at 10:00 am Pacific Time on Wednesday, June 21, 2023 (the “2023 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The 2023 Annual Meeting will be conducted this year as a virtual meeting and will be accessible to stockholders of record via the Internet at the following website:  https://www.cstproxy.com/cadiz/2023. This proxy statement contains information that may help you decide how to vote.

     In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice, this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”), including financial statements, and a proxy card for the meeting, by providing access to them on the internet to save printing costs and benefit the environment. These materials will first be available on the internet on or about May 3, 2023. We will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 12, 2023, to our stockholders of record and beneficial owners as of April 26, 2023, the record date for the meeting. This proxy statement and the Notice contain instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. If you prefer to receive printed copies of our proxy materials, the Notice contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request.

Record Date, Voting Securities and Quorum

     The Board of Directors has fixed the close of business on April 26, 2023, as the record date for determination of stockholders entitled to notice of, and to vote at, the 2023 Annual Meeting.

     On the record date, 66,586,208 shares of the Company’s common stock were outstanding, 329 shares of the Company’s Series 1 Preferred Stock were outstanding, and 2,300 shares of the Company’s 8.875% Series A Preferred Stock were outstanding. Holders of common stock are entitled to one vote per share. Holders of Series 1 Preferred Stock  are entitled to that number of votes equal to the number of shares of Series 1 Preferred Stock held at the time the shares are voted multiplied by the voting ratio then applicable to preferred stock, which is currently 301.98 votes for each share of Series 1 Preferred Stock; provided, however, that no beneficial owner of Series 1 Preferred Stock shall have the right to vote in excess of 9.9% of the total number of voting shares.  Holders of our common stock and our Series 1 Preferred Stock will vote together as a single class on each proposal. Holders of depositary shares representing interests in the Series A Preferred Stock currently have no voting rights.

     The candidates for director receiving a plurality of the votes of the shares present through virtual attendance or represented by proxy will be elected (Proposal 1). An affirmative vote of the majority of the outstanding shares entitled to vote at the 2023 Annual Meeting is required for the passage of the proposal to adopt an amendment to our existing Certificate of Incorporation, as amended and currently in effect, to increase the authorized number of shares of our common stock from 70,000,0000 to 85,000,000 shares (and thereby also increase the authorized number of shares of all classes of our capital stock to 85,100,000 shares) (Proposal 2). An affirmative vote of a majority of the shares present through virtual attendance or represented by proxy and voting at the meeting is required for ratification of the Company’s independent registered public accounting firm (Proposal 3), and the passage of the non-binding advisory resolution approving the compensation of the Company’s named executive officers (Proposal 4). For the advisory vote regarding frequency of the non-binding stockholder vote to approve the compensation of our named executive officers (Proposal 5), our Board currently intends to adopt the frequency option (every one, two or three years) that receives the most votes cast by our stockholders. While the vote on Proposal 4 and 5 are advisory and will not be binding on the Company or our Board, the Board will review the results of the voting on these proposals and take them into consideration when making future decisions regarding executive compensation and the frequency of advisory votes thereon, as we have done in this and previous years.

     If you return a properly completed proxy before the 2023 Annual Meeting, the persons named will vote your shares as you specify in the proxy. If you return your proxy but do not indicate how you wish your shares voted, they will be voted in accordance with the Board’s recommendations. If you do not return a proxy or submit your vote via the Internet, then your shares will not be voted unless you attend the virtual meeting and cast your vote via the online meeting platform.

     To have a quorum, holders of a majority of all voting shares of our common stock and preferred stock issued and outstanding on the record date must be present and entitled to vote at the meeting, either through virtual attendance or by proxy. If you are a record holder of shares of voting stock as of the record date and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the 2023 Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your bank, broker or other nominee submits a proxy covering your shares.

     Brokers may not vote your shares on Proposal 1, the election of directors, in the absence of your specific instructions as to how to vote. Brokers are also not authorized to vote your shares on Proposals 2, 4 and 5. The Company encourages you to provide instructions to your broker regarding the voting of your shares on these Proposals.

     Abstentions and "broker non-votes" will be counted for purposes of determining a quorum but will be treated as neither a vote "for" nor a vote "against" the proposals. However, because Proposal 2 requires the affirmative vote of the holders of at least a majority in voting power of the Company’s outstanding capital stock as of the record date and entitled to vote on the proposal to pass, both an “abstention” and a “broker non-vote”, neither of which is a vote “for” will have the effect of a negative vote with respect to Proposal 2 and could cause the Proposal not to pass. In addition, because Proposals 3 and 4 require a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposals to pass, an abstention, because it is not a vote “for,” will have the effect of a negative vote with respect to Proposals 3 and 4 and could cause these Proposals not to pass.  As to Proposal 5, the option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the meeting will be the frequency of the advisory vote on executive compensation that has been recommended by our stockholders. Abstentions have the same effect as a vote against each of the frequency options. Broker non-votes are not counted for any purpose in determining which frequency option has been recommended by stockholders.

Revocability of Proxies

     You may revoke a proxy any time before the voting begins in any of the following ways:

    * By giving written notice to the Company’s corporate secretary;

    * By signing and delivering a later dated proxy; or

    * By attending virtually and casting your vote via the online platform during the 2023 Annual Meeting.

Cost of Solicitation

     The Company is paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive these proxy materials?

     We are providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the 2023 Annual Meeting, or at any postponements or adjournments thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2023 Annual Meeting. You are invited to attend the virtual Annual Meeting to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the 2023 Annual Meeting to vote your shares. Instead, you may vote your shares using one of the other voting methods described in this Proxy Statement.

Whether or not you expect to attend the Annual Meeting, please vote your shares as soon as possible in order to ensure your representation at the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials?

     Instead of mailing printed copies to each of our stockholders, we have elected to provide access to the proxy materials over the internet under the SEC’s “notice and access” rules. These rules allow us to make our stockholders aware of the 2023 Annual Meeting and the availability of the proxy materials by sending the Notice, which provides instructions on how to access the full set of proxy materials through the internet or make a request to have printed proxy materials delivered by mail. Accordingly, on or about May 12, 2023 we will mail the Notice to each of our stockholders. The Notice contains instructions on how to access the proxy materials, including this Proxy Statement and the 2022 Annual Report, each of which are available at  https://www.cstproxy.com/cadiz/2023. The Notice also provides instructions on how to vote your shares through the internet, by mail or at the 2023 Annual Meeting.

What is the purpose of complying with the SEC’s “notice and access” rules?

     We believe compliance with the SEC’s “notice and access” rules allows us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of the 2023 Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

Can I access these proxy materials on the internet?

     Yes. The Notice of Annual Meeting, Proxy Statement, and 2022 Annual Report, are available for viewing, printing, and downloading at https://www.cstproxy.com/cadiz/2023. Our 2022 Annual Report is also available under the Investor Relations/ Annual Meeting section of our website at www.cadizinc.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on https://www.cstproxy.com/cadiz/2023 at least until the conclusion of the meeting.

How do I vote?

     The procedures for voting are set forth below:

     Stockholder of Record – Shares Registered in Your Name

     If you are a stockholder of record, you may vote electronically at the virtual 2023 Annual Meeting, vote by proxy using the proxy card or vote via the internet. Whether or not you plan to attend the 2023 Annual Meeting, we urge you to vote by proxy or via the internet to ensure your vote is counted. You may still attend the virtual 2023 Annual Meeting and vote electronically if you have already voted by proxy or via the internet. You may vote as follows:

●

To vote electronically at the virtual 2023 Annual Meeting, go to https://www.cstproxy.com/cadiz/2023 to attend the 2023 Annual Meeting and follow the instructions provided on the website. Once you have joined the virtual meeting, you may, just as you would be able to do so in person, vote your shares or submit a question electronically during the meeting by following the instructions available on the meeting website.

●

To vote using the proxy card, simply complete, date and sign the proxy card and return the proxy card promptly in the envelope provided if you have requested a hard copy. If you return your signed proxy card to us before the 2023 Annual Meeting, we will vote your shares as you direct.

●

To vote through the internet, go to https://www.cstproxy.com/cadiz/2023 and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice or your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 20, 2023. Our internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice or proxy card.

     Beneficial Owner – Shares Registered in the Name of Broker or Bank

     If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet voting. To vote electronically at the virtual 2023 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Can I change my vote after submitting my proxy, voting via the internet?

     Yes. You can revoke your proxy at any time before the final vote at the virtual 2023 Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

●	You may submit another properly completed proxy card with a later date;

●	You may vote again by internet at a later time (prior to the deadline for internet voting);

●	You may send a written notice that you are revoking your proxy to: Corporate Secretary, Cadiz Inc., 550 South Hope Street, Suite 2850, Los Angeles, CA 90071

●	You may attend the virtual 2023 Annual Meeting and vote electronically. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

     If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote. Your most current internet proxy or proxy card will be the one that is counted at the 2023 Annual Meeting. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the 2023 Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

     Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Current Report on Form 8-K within four business days after the 2023 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors has nominated the nine persons listed below for election at the 2023 Annual Meeting to serve as directors for a term expiring at the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

Susan P. Kennedy

Stephen E. Courter

Maria Dreyfus

Maria Echaveste

Winston H. Hickox

Kenneth T. Lombard

Richard Polanco

Scott S. Slater

Carolyn Webb de Macías

     Eight of the nominees currently serve as directors and have agreed to serve as such for another term if elected. One nominee (Ms. Dreyfus) has been nominated for the first time to join the Board following the Annual Meeting.  The Board has reviewed the background of the nominees, as set out in the following pages, and has determined to nominate each of the current Directors for election. Proxies may not be voted for a greater number of persons than nine, representing the number of nominees named in this proxy statement.

     The Board believes that each nominee has valuable individual skills and experience that, taken together, provides the Board with the variety and depth of knowledge, judgment, and vision necessary to provide effective oversight of a resource development enterprise like ours.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy (Ms. Kennedy, Mr. Lombard, Sen. Polanco and Mr. Slater), agricultural development (Ms. Dreyfus and Mr. Slater), real estate development (Mr. Hickox and Mr. Lombard), environmental stewardship (Ms. Dreyfus, Mr. Hickox, Ms. Kennedy and Mr. Slater), water technology and engineering (Mr. Courter, Ms. Kennedy and Mr. Slater), finance and capital markets (Mr. Courter, Mr. Hickox, Ms. Dreyfus, Ms. Kennedy and Mr. Lombard), risk management (Mr. Courter, Ms. Echaveste, Mr. Hickox, Ms. Dreyfus and Sen. Polanco), public accounting and audit (Mr. Courter, Ms. Dreyfus, Mr. Hickox and Mr. Lombard), public policy (Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Mr. Lombard, Sen. Polanco, Mr. Slater and Ms. Webb de Macías), community engagement (Ms. Echaveste, Ms. Kennedy, Mr. Lombard, Sen. Polanco and Ms. Webb de Macías), corporate governance and sustainability (Mr. Courter, Ms. Echaveste, Mr. Hickox, Ms. Dreyfus and Ms. Webb de Macías), academia (Mr. Courter, Ms. Echaveste, Mr. Slater and Ms. Webb de Macías),and legal and regulatory oversight (Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Sen. Polanco and Mr. Slater).

     The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as the head of business, government and non-profit organizations, including as a chief executive officer (Mr. Courter, Ms. Echaveste, Mr. Hickox, Ms. Dreyfus, Ms. Kennedy, Mr. Lombard and Mr. Slater), as high-ranking appointments in state and federal government administrations (Ms. Echaveste, Ms. Kennedy, Mr. Hickox, Sen. Polanco and Ms. Webb de Macías) or as chairs of community and academic foundation boards (Ms. Echaveste, Ms. Dreyfus, Ms. Kennedy, Mr. Lombard and Ms. Webb de Macías). Further, all of the nominees have significant experience in the oversight of public companies due to their service as the Company’s directors or as directors of other companies. The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

     Proxies will be voted “FOR” the election of the nominees named above unless instructions are given to the contrary.

Required Vote.

     Vote by a plurality of the shares present in person through virtual attendance or represented by proxy at the 2023 Annual Meeting and entitled to vote thereon is required for the election of directors under Proposal 1. You may vote “FOR” all Nominees, “WITHHOLD” your vote as to all Nominees, or “FOR” all Nominees except the specific nominee from whom you “WITHHOLD” your vote. There is no “against” option. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes.

     Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for election at our 2023 Annual Meeting of Stockholders and for each executive officer who is not also a director.

Nominees for Director:

Name	Age	Position with Cadiz

Susan P. Kennedy	62	Chair of the Board

Stephen E. Courter	68	Director

Maria Dreyfus	43	Director

Maria Echaveste	68	Director

Winston H. Hickox	80	Director

Kenneth T. Lombard	68	Director

Richard Polanco	72	Director

Scott S. Slater	65	Director, President and Chief Executive Officer

Carolyn Webb de Macías	75	Director

Executive Officers not also on the Board of Directors:

Name	Age	Position with Cadiz

Stanley Speer	62	Chief Financial Officer and Secretary

Director Biographical Information and Highlights

Susan P. Kennedy Chair of the Board of Directors	Director Since: 2021	Age: 62

Biography

Susan P. Kennedy was appointed a director of the Company in March 2021 and became Chair in February 2022. Ms. Kennedy is an accomplished executive, policymaker and strategist with a distinguished career as founder and chief executive of a clean energy company, top advisor to two California Governors, former Commissioner of the California Public Utilities Commission, and advisor to high-profile governing boards in the corporate, regulatory, government, and non-profit sectors. She recently served as a Senior Executive at Lyft, Inc. Previously, Ms. Kennedy founded California energy storage start-up Advanced Microgrid Solutions, serving as chief executive officer and board chair from 2013-2020 until it was acquired by Fluence (NASDAQ: FLNC) in 2020. Prior to entering the private sector, Ms. Kennedy served for two decades at the highest levels of government, including chief of staff to Governor Arnold Schwarzenegger (2006-2011) and cabinet secretary and deputy chief of staff to Governor Gray Davis (1999-2003). From 2003 to 2006, Ms. Kennedy served as Commissioner of the California Public Utilities Commission (CPUC), which regulates the state’s investor-owned electricity, gas, telecommunications, and water utilities. In this role, she oversaw the CPUC’s efforts to ensure water utilities deliver clean, safe, and reliable water to their customers at reasonable rates. In addition to her service on the CPUC, Ms. Kennedy was confirmed by the California Senate to serve on the California Bay-Delta Authority, the statewide body responsible for overseeing one of the largest water projects in the world — the $8 billion,10-year restoration of the San Francisco Bay Delta ecosystem. In this role, Ms. Kennedy was responsible for agreements among environmentalists, agricultural interests, and urban water users for multi-billion-dollar co-investments in water storage facilities, water use efficiency, and restoration of impaired waterways and fisheries. Ms. Kennedy holds a B.A. in Management from Saint Mary’s College of California.

Skills & Qualifications

Ms. Kennedy’s vast public service experience, including as the Commissioner of the California Public Utilities Commission, and experience founding and leading her own renewable energy company enable her to provide key leadership, public policy, strategy, and industry expertise to the Board.

Cadiz Board Committees N/A

Stephen E. Courter	Director Since: 2008	Age: 68

Biography

Stephen E. Courter was appointed a director of the Company effective October 9, 2008.  Mr. Courter was originally appointed to the Board as a designee of LC Capital Master Fund for a term expiring at the 2009 annual meeting of stockholders.  Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin where he teaches MBA courses in strategy and new venture creation. He also serves as a director of Upland Software, a business process software company. Mr. Courter has over 30 years of experience in management positions in the technology/telecommunications industry, serving most recently as CEO of Broadwing Communications from 2006 to 2007 and CEO of NEON Communications from 2000 to 2006. Mr. Courter has also previously served as a director on several corporate boards, including NEON Communications from 2001-2006, Broadwing Communications from 2006-2007, and GLOBIX from 2006-2007. Mr. Courter began his career as an officer in the U.S. Army and has also held various executive positions, both in the U.S. and Europe, at several major corporations including KPMG, IBM and Sprint. Mr. Courter holds an MBA from George Washington University and a B.S. in Finance from Pennsylvania State University.

Skills & Qualifications

Mr. Courter’s experience in finance, accounting and technology industry as well as his extensive executive and leadership experience enables him to provide valuable leadership, strategy, finance, and risk management insights to the Board.

Cadiz Board Committees ● Audit & Risk (Chair) ● Corporate Governance & Nominating

Maria Dreyfus	Nominated Director	Age: 43

Biography

Maria Dreyfus was nominated for director in April 2023.  Ms. Dreyfus is the CEO and Founder of Ardinall Investment Management, an investment firm focused on sustainable investing and resilient infrastructure that she started in 2017.  Prior to Ardinall Investment Management, Ms. Dreyfus spent 15 years at Goldman Sachs, where she most recently served as a Portfolio Manager and Managing Director in the Goldman Sachs Investment Partners (GSIP) Group. Ms. Dreyfus also currently serves as a director on the boards of Pioneer Natural Resources (NYSE: PXD), Nabors Energy Transition Corp (NYSE: NETC), one of Canada’s largest pension plans CDPQ, and on the advisory board of Eni Next (Eni SpA’s corporate venture arm). Previously, she served as an independent director on the board of Macquarie Infrastructure Corporation (NYSE: MIC) from 2018 - 2022. Ms. Dreyfus also serves as a director on several private companies’ governing and advisory boards in the energy transition space and on community and non-profit boards. Ms. Dreyfus sits on the advisory board of the Center on Global Energy Policy at Columbia University, on its executive committee, and serves as co-chair of its Women in Energy program. Ms. Dreyfus is also a member of the MIT Corporation’s Development Committee and sits on the MIT Economics Department’s Visiting Committee.  Her current and past non-profit board memberships include the Global CCS Foundation, New America Alliance, Breakthrough New York, and Girls Inc. of NYC. She is a member of the Economic Club of New York and the National Association of Investment Companies (NAIC). Ms. Dreyfus has held her CFA since 2004 and holds a dual degree in economics and management science from the Massachusetts Institute of Technology.

Skills & Qualifications

Ms. Dreyfus’ career in finance with expertise in capital markets, audit, accounting, as well as corporate governance, sustainability and risk management would add extensive skills and experience to the Board.

Cadiz Board Committees ● To be assigned after the 2023 Annual Meeting

Maria Echaveste	Director Since: 2019	Age: 68

Biography

Maria Echaveste was elected as a director at the Company’s 2019 Annual Meeting.  Ms. Echaveste is a scholar with a distinguished career working as a community leader, public policy advisor, lecturer, senior White House official, and attorney. She is presently President and CEO of the Opportunity Institute, a non-profit working to increase economic and social mobility focused on equity for the most vulnerable communities. Ms. Echaveste has been affiliated with UC Berkeley in various capacities since 2004 including: lecturing at the School of Law and in the undergraduate division on immigration and education; serving as program and policy director of the Law School’s Chief Justice Earl Warren Institute on Law and Social Policy from 2006 -2012; serving as a Senior Fellow at UC Berkeley’s Center for Latin American Studies since 2008; and as a Visiting Scholar with the Berkeley Food Institute from 2015-2016. Previously, from 1998 to 2001 Ms. Echaveste served as Assistant to the President and Deputy Chief of Staff for President Bill Clinton focused on issues relating to immigration, civil rights, education, finance, Mexico and Latin America. From 1993 to 1997 she served as Administrator of the Wage and Hour Division at the US Department of Labor. In 2009, then-Secretary of State Hillary Clinton appointed Ms. Echaveste as a special representative to Bolivia. From 2015-2017, Ms. Echaveste served as vice-chair of the California International Trade and Investment Advisory Committee, an appointment by Governor Brown. Ms. Echaveste presently serves on the board of directors of the Level Playing Field Institute, Mi Familia Vota and UCSF Benioff Children’s Hospitals.

Skills & Qualifications

Ms. Echaveste’s accomplished career in public service and academia, and her extensive community leadership roles enables her to provide valuable public policy and stakeholder insights to the Board.

Cadiz Board Committees ● Corporate Governance & Nominating (Chair) ● Equity, Sustainability & Environmental Justice

Winston Hickox Lead Independent Director	Director Since: 2006	Age: 80

Biography

Winston Hickox was appointed a director of the Company in October 2006.  Mr. Hickox is currently a partner at the public policy consulting firm California Strategies, a position he has held since 2006, Mr. Hickox also currently serves as a Member of the Strategic Advisory Group of Paladin Capital Group. Previously, from 2007 until 2012, Mr. Hickox chaired the FTSE Environmental Markets Committee responsible for bi-annual reset of the FTSE Environmental Markets Index Series. From 2004 – 2006, Mr. Hickox served as Senior Portfolio Manager with the California public Employees’ Retirement System (CalPERS), designing its environmentally-oriented impact investment initiatives for the fund’s now $477.3 billion investment portfolio.  Prior to CalPers, from 1999 – 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency (CalEPA) and a member of the Governor’s cabinet. Earlier in his career, Mr. Hickox’s additional private sector experience includes head of Portfolio Management, Managing Director and Partner at Lasalle Investment Management from 1987 to 1998, where he managed a $2B real estate portfolio, and President of his own securities brokerage firm, the Hickox Financial Corporation. Mr. Hickox has also served on numerous corporate boards, including Thomas Properties Group, a publicly traded full service real estate investment firm, and GRIDiant Corporation, a privately held corporation in the energy technology sector. Mr. Hickox’s prior government service includes the Board of the $12.6 billion Sacramento County Employees’ Retirement System (SCERS) from 1998 – 2012, Chair of the Market Advisory Committee, which helped prepare for the implementation of AB 32 California’s sweeping effort to address climate change, and seven years as a Special Assistant to the Governor for Environmental Affairs as well as a Deputy Secretary for Environmental Affairs. From April 1997 to January 1999, Hickox also served as one of the California Assembly Speaker’s appointees to the California Coastal Commission.  Mr. Hickox holds an MBA from Golden Gate University and a B.S. from California State University.

Skills & Qualifications

Mr. Hickox’s vast investment experience and roles with the State of California and other industry groups enable him to provide valuable leadership, public policy, investment, finance, and industry expertise to the Board.

Cadiz Board Committees ● Compensation (Chair) ● Audit & Risk ● Equity, Sustainability & Environmental Justice

Kenneth T. Lombard	Director Since: 2022	Age: 68

Biography

Kenneth T. Lombard was appointed a director of the Company in 2022.  Mr. Lombard is presently President & CEO of BRIDGE Housing, a leading nonprofit developer, owner, and manager of affordable housing. He joined BRIDGE in November 2021. Over a career that spans three decades, Mr. Lombard joined BRIDGE following positions at Seritage Growth Properties (NYSE: SRG), where he served most recently as Special Advisor; he was an original Board member when Seritage went public in 2015 and subsequently served as Seritage’s EVP and COO. Seritage is a self-administered and self-managed REIT with properties totaling approximately 39 million square feet of space across 49 states and Puerto Rico. Earlier, Mr. Lombard was President of MacFarlane Partners, an investment management firm that acquires, develops, and manages real estate assets on behalf of pensions and institutional investors. Prior to joining MacFarlane Partners, Mr. Lombard served as Vice Chairman, Partner, and head of investments for Capri Capital Partners, and President of the Capri Urban Fund, which invested in more than $1 billion in commercial, residential, and mixed-use development, redevelopment, and repositioning projects in densely populated urban markets of the U.S. From 2004 to 2008, Mr. Lombard was President of Starbucks Entertainment, where he managed the collaboration with Concord Music to form a new Starbucks music label. In 1992, Mr. Lombard co-founded Johnson Development Corporation and spent 12 years as the President and Partner of the firm, creating a legacy of economic improvement in underserved communities of color in 65 cities and 17 states. Mr. Lombard holds a B.A. in Communication from the University of Washington.

Skills & Qualifications Mr. Lombard has garnered extensive experience in business development, management, investment banking, economic development, corporate expansion, and real estate investment.		Cadiz Board Committees ● Audit & Risk

Richard Polanco	Director Since: 2022	Age: 72

Biography

Senator Richard Polanco was appointed a director of the Company in 2022.   Senator Polanco is presently managing director of Tres Es Inc., a boutique government affairs firm.  Senator Polanco began his career in public service in 1975 and served on the staff of several local and state officials including Los Angeles County Supervisor Ed Edelman in (1975 – 1978), California Governor Jerry Brown (1978 – 1982) and Assemblyman Richard Alatorre (1982 – 1986).  In 1986, Senator Polanco was elected to the California State Assembly where he served until 1994 when he was elected to the California State Senate. Senator Polanco served in the Senate from 1994 until his retirement in 2002, including four years as the Senate Majority Leader from 1998 – 2002. During his 16 years in the State Legislature Sen. Polanco served as Senate Majority Leader (1998-2002) and Chair of the Latino Legislative Caucus (1990 – 2002), authoring bills across a wide range of policy areas, from clean drinking water to voting rights.  In October 2002, Senator Polanco established the California Latino Caucus Institute for Public Policy, a 501(c)3 non-profit organization that supports leadership programs for Californians. Senator Polanco served as the Institute’s first Chairman of the Board.  Earlier in his career, Senator Polanco served as the Executive Director to the Maravilla Neighborhood Project Area Committee in East Los Angeles, and as a Community Organizer for the Maravilla Public Housing Project.  Senator Polanco has also served on a variety of public, private and non-profit boards and commissions, including California Delta Dental Plan, Meruelo Maddux Construction Inc., California Public Utility Commission Low Income Oversight Board, Sylvatex Inc., Farmworker Institute for Education & Leadership Development- Cesar Chavez Adult Charter School and the UCLA Luskin School of Urban Affairs.  He received his bachelor’s degree in Business Administration following study at the University of Redlands and Universidad de Mexico.

Skills & Qualifications

Senator Polanco’s 40-year career navigating the intersection of public policy, the private sector, and disadvantaged communities in California has provided him with a portfolio of skills valuable to the Board’s oversight of the Company’s purpose, mission, vision and values.

Cadiz Board Committees ● Compensation ● Equity, Sustainability & Environmental Justice

Scott Slater Chief Executive Officer (CEO)	Director Since: 2012	Age: 65

Biography

Scott S. Slater is the Company’s President and Chief Executive Officer, appointed to the role of President in April 2011 and Chief Executive Officer effective February 1, 2013. In addition, Mr. Slater has been a member of the Company’s Board of Directors since February 2012.  Mr. Slater is an accomplished water rights transactional attorney and litigator and, in addition to his role at the Company, is a shareholder in Brownstein Hyatt Farber Schreck LLP, the nation’s leading water law firm. For nearly 40 years, Mr. Slater has focused on negotiation of agreements and enacting policy related to the acquisition, distribution, and treatment of water. He has served as lead negotiator on a number of important water transactions, including the negotiation of the largest conservation-based water transfer in U.S. history on behalf of the San Diego County Water Authority. Mr. Slater serves on the Limoneira Company Board of Directors (NASDAQ: LMNR) and sits on its Executive and Risk Committees. Mr. Slater also has an extensive background in state, federal and international water policy and is the author of California Water Law and Policy, the state’s leading treatise on the subject. He has taught water law and policy courses at University of California, Santa Barbara, Pepperdine University, and the University of Western Australia, (China) among others. He is presently advising the nation of Tunisia on water policy.

Skills & Qualifications

Mr. Slater’s experience as the Company’s CEO and as an accomplished water rights lawyer enable him to provide the Board with valuable leadership, strategy, legal, and industry perspectives.

Cadiz Board Committees N/A

Carolyn Webb de Macías	Director Since: 2019	Age: 75

Biography

Carolyn Webb de Macías was elected as a director at the Company’s 2019 Annual Meeting.  Carolyn Webb de Macías is a community leader with an extensive career in public policy and higher education. Ms. Webb de Macías currently serves as Board Chair for the Partnership for Los Angeles Schools, a non-profit organization that manages 20 schools through a Memorandum of Understanding with the Los Angeles Unified School District, and as Member of the Board of the Community Coalition of South Los Angeles, a community education and advocacy organization. Previously Ms. Webb de Macías served as Chief of Staff in the Office of Elementary and Secondary Education in the US Department of Education as an appointee of President Barack Obama from 2010-2012. From 1997 – 2008, Ms. Webb de Macías served in various roles at the University of Southern California including adjunct faculty member in the USC Rossier School of Education, associate provost from 1997 – 2002 and vice president for external relations from 2002 – 2008. Upon retirement from USC in 2008, Ms. Webb de Macías was granted the title of Vice President Emeritus. From 1991 – 1997 Ms. Webb de Macías served as chief of staff for Los Angeles City Councilman Mark Ridley-Thomas. Ms. Webb de Macías’ strong record of community service includes roles as founding member of the Board for the Alliance for Regional Collaboration to Heighten Educational Success (ARCHES), member of the Boards of the Los Angeles African American Women’s Public Policy Institute and the International Black Women’s Public Policy Institute, member of the Central City Association Executive Committee, and founding president of the Education Consortium of Central Los Angeles. Ms. Webb de Macías has been honored for her work as a founding member of Young Black Scholars of Los Angeles and named a Black Woman of Achievement by the NAACP Legal Defense and Education Fund.

Skills & Qualifications

Ms. Webb de Macías’ long history of public service and role as a community leader in Southern California enables her to provide valuable public policy expertise and California community insights to the Board.

Cadiz Board Committees ● Compensation ● Corporate Governance & Nominating ● Equity, Sustainability & Environmental Justice (Chair)

Executive Officer Biographical Information and Highlights

Stanley Speer Chief Financial Officer (CFO)	Appointed: 2020	Age: 62

Biography

Stanley Speer was appointed Chief Financial Officer (CFO) on May 5, 2020.  In addition to his role at the Company, Mr. Speer is the principal of Speer and Associates, LLC, a consulting firm he founded in 2012 to provide practical operational, financial and strategic financial solutions to public and private businesses. Mr. Speer is also a member of the Board of Directors of Sunworks (NASDAQ: SUNW) and the Chair of its Audit Committee. Previously, Mr. Speer was a Managing Director with Alvarez & Marsal (“A&M”), a global professional services firm specializing in advising and assisting boards of directors, investment groups, management groups and lenders in a wide range of turnaround, restructuring and reorganization situations. Prior to joining A&M, Mr. Speer served as Chief Financial Officer for Cadiz from 1997 to 2003 and its subsidiary Sun World International, a fully-integrated agriculture company. Earlier, Mr. Speer was a partner with Coopers & Lybrand (now PricewaterhouseCoopers), where he spent 14 years in the Los Angeles office specializing in business reorganizations. Mr. Speer earned his bachelor’s degree in business administration from the University of Southern California.

THE BOARD OF DIRECTORS

     As enshrined in the Company’s bylaws, all business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors is responsible for the Company’s management and strategic direction and also for establishing our broad corporate policies, including our leadership structure. The Board also oversees and reviews key aspects of the Company’s risk management efforts and annually reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Officers serve at the discretion of the Board of Directors.

Director Independence

     Messrs. Courter, Hickox, Lombard and Polanco and Mses. Echaveste, Dreyfus and Webb de Macías have all been affirmatively determined by the Board to be “independent” under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.  Mr. Hickox is the Company’s lead independent director, appointed by the Board to serve in this role in 2021.  The objective of the lead independent director is to further enhance independent board oversight of management and to provide a board liaison to stockholder interests independent of management.

     The Company’s independent directors meet routinely in executive session without the presence of management.  Independent directors met in executive session at each regularly scheduled meeting of the Board, at least four (4) times annually, in each case outside the presence of any director who also serves as an executive officer.  In addition to regularly scheduled board meetings, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer and other members of management as well as reports by experts and other advisors.

Independence of Committee Members

     All standing committees of the Board of Directors are comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and each of whom have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

     Each Board committee is chaired by an independent director and maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company’s website at https://www.cadizinc.com/governance/ and to any stockholder otherwise requesting a copy.

Communications with the Board of Directors

     Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Stanley Speer, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

Attendance of Board of Directors at the Annual Meeting

     A majority of the members of the Board shall attend each annual stockholder meeting. At the 2022 Annual Meeting of Stockholders, all 10 then members of the Board were present.

     During annual stockholder meetings, stockholders shall have the right to ask questions, both orally and in writing, and, where appropriate, receive answers and discussion from the members of the Board and CEO with such discussion to take place regardless of whether those questions have been submitted in advance. Instructions regarding how to ask a question at the 2023 Annual Meeting will be provided in the virtual meeting room to those stockholders who register online to attend virtually.

Meetings of the Board of Directors

     During the year ended December 31, 2022, the Board of Directors held four formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All incumbent members of the Board of Directors were present at each meeting.  Mr. Lombard was not named to the Board until March 2022 and therefore did not attend one meeting in 2022.  Sen. Polanco was not named to the Board until July 2022 and therefore did not attend three meetings in 2022.  Mr. Brackpool and Mr. Grant, who were members of the Board during the year ended December 31, 2022, are retiring from service on the Board and are not standing for re-election at the 2023 Annual Meeting.

Committees of the Board of Directors

The Audit and Risk Committee

     The Audit and Risk Committee reviews and discusses with management and advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company. The Audit and Risk Committee also conducts regular assessment of enterprise risk related to the operation of the business, including litigation, regulatory and financial risks as well as information security and technology risks that are managed and addressed by the Company. In this capacity the Audit and Risk Committee also reviews the Company’s risk assessment and risk management policies.

     The Audit and Risk Committee may also be referred to as the Audit Committee throughout this proxy statement.

     The Audit and Risk Committee is responsible for the following duties: (i) considering the adequacy of the Company’s internal accounting control procedures, (ii) overseeing the Company’s compliance with and management of risks related to legal, regulatory, and reporting requirements, (iii) reviewing the independent auditor’s qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm, and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit and Risk Committee also identifies material risks relating to the Company’s compliance and prepares a written report to the Board whenever a material risk relating to the Company’s compliance is identified. Finally, the Audit and Risk Committee also monitors compliance with the Company’s Code of Business Conduct and Ethics and reports to the Compensation Committee on an annual basis regarding the CEO’s and Chief Financial Officer’s contributions to and their effectiveness and dedication to ensuring the Company’s compliance with the Company’s culture of ethics and all applicable laws, rules, and regulations. The charter is available on the Company’s website at https://www.cadizinc.com/governance/ and to any stockholder otherwise requesting a copy.

     The Audit and Risk Committee is currently composed of Mr. Courter, Mr. Hickox, Mr. Lombard and Mr. Geoffrey Grant (who currently serves on the Board but will no longer be on the Committee upon his retirement from the Board at the 2023 Annual Meeting). Mr. Courter is currently the Audit and Risk Committee Chair. The Board has determined that all members of its Audit and Risk Committee are independent. The Board of Directors has determined that Mr. Courter is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

     The Audit and Risk Committee met four times during the year ended December 31, 2022. All then serving members of the Audit and Risk Committee were present at each meeting, with the exception of Mr. Grant who was unable to attend one meeting. Mr. Lombard was not appointed to the Audit and Risk Committee until April 2022 and therefore did not attend two meetings held in 2022. Each member of the Audit and Risk Committee receives quarterly training materials from the Company’s independent auditors, with such training to include coverage of compliance with Generally Accepted Accounting Principles, the Sarbanes Oxley Act, corporate governance, assessment of risk, compliance auditing, and reporting requirements for publicly-traded corporations.

The Compensation Committee

     The Compensation Committee oversees compensation structure and policy for the Company’s executives, including the Chief Executive Officer, key executives and senior management. The Compensation Committee also oversees the Company’s human capital management and regulatory compliance with compensation rules and regulations of the Securities and Exchange Commission (“SEC”) and other corporate law and regulatory policies applicable to the Company.

     The duties and responsibilities of the Compensation Committee include: (i) establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs, (ii) advise and make recommendations to the Board of Directors regarding the compensation of directors and executive officers, (ii)  produce an annual report on executive compensation for inclusion in the Company’s proxy statement, (iii) review and approve compensation programs for members of the Board, (iv) review the results of any advisory stockholder votes on executive compensation and consider adjustments as a result of such votes, and (v) oversee the Company’s workforce strategy and process for training, development, recruitment, organizational health and safety policies, and succession planning, among other duties.

     The Committee operates in accordance with a written charter adopted by the Board of Directors and amended in 2021.  The charter is available on the Company’s website at https://www.cadizinc.com/governance/ and to any stockholder otherwise requesting a copy.

     The Compensation Committee is currently composed of Mr. Hickox, Sen. Polanco and Ms. Webb de Macías and Mr. Grant (who currently serves on the Board but will no longer be on the Committee upon his retirement from the Board at the 2023 Annual Meeting).  Mr. Hickox is the Compensation Committee Chair.  The Board has determined that all members of its Compensation Committee are independent.  In 2022, the Compensation Committee met one time, and took action, when appropriate, by unanimous written consent.  Sen. Polanco was not appointed to the Compensation Committee until July 2022 and therefore did not attend the meeting held in 2022.

The Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee is responsible for developing and recommending to the Board corporate governance policies and principles applicable to the Company to ensure oversight and evaluation of the Board and management. The Corporate Governance and Nominating Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Board and its committees.

     In particular, the duties and responsibilities of the Corporate Governance and Nominating Committee include: (i) make recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof; (ii)  identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders, or in the  case of a vacancy in the office of a director; (iii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director; (iv) identify and recommend Board members qualified to fill vacancies on any committee of the Board; (v) establish procedures for the Corporate Governance and Nominating Committee to exercise oversight of the governance practices and policies of the Board and management; (vi) develop and recommend to the Board a set of corporate governance principles applicable to the Company, and  review those principles at least once a year; and (vii) prepare and issue to the Board an annual evaluation performance evaluation of the Corporate Governance and Nominating Committee.

     The Corporate Governance and Nominating Committee is currently composed of Ms. Echaveste, Mr. Courter, and Ms. Webb de Macías. Ms. Echaveste is the Corporate Governance and Nominating Committee Chair. The Board has determined that all members of its Corporate Governance and Nominating Committee are independent. In 2022, the Corporate Governance and Nominating Committee met three times, and took action, when appropriate, by unanimous written consent. All then serving members of the Corporate Governance and Nominating Committee were present at the meetings.

     The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://www.cadizinc.com/governance/ and to any stockholder otherwise requesting a copy.

     Nomination Process

     The Corporate Governance and Nominating Committee does not currently have a formal policy regarding the process for identifying and evaluating nominees for directors (including nominees recommended by stockholders), but regularly considers director refreshment opportunities to ensure the Board has the skills necessary to guide the Company’s business plan over time and will consider new nominations from time-to-time throughout the year, and at least annually.   When a new candidate has been identified, they will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.

     The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders to be named in the Proxy Statement provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in the Bylaws, including such person’s written consent to being named as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.

     The Corporate Governance and Nominating Committee will consider nominees suggested by management, stockholders, or any stakeholders on the same terms as described in the charter of the Corporate Governance and Nominating Committee.

     Nominee Qualifications

     The Corporate Governance and Nominating Committee believes that nominees for election to the Board must possess certain minimum qualifications and be a well-rounded member able to contribute to the company’s overall success with an independent view of operations from management.  The Corporate Governance and Nominating Committee will consider a candidate’s judgment, skill, ethics, expertise, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company and the interplay of the candidate’s experience with the experience of other Board members, among other factors, in assessing a candidate.

     Furthermore, Board members should possess skills in relevant industries and subject matter areas, so that they are well suited to the task of overseeing both the risks and the strategy of the Company. The Corporate Governance and Nominating Committee also seeks Board members able to contribute the time and energy required to attend to decision-making and who are willing to both challenge and support the management team.

The Equity, Sustainability and Environmental Justice Committee

     The Equity, Sustainability and Environmental Justice (“ESEJ”) Committee was created by the Board in March 2022 to ensure the Company’s projects, programs, and policies are sustainable and continue to be supportive of communities that lack equitable access to water and the many quality-of-life benefits reliable water provides. The ESEJ Committee is specifically responsible for overseeing the Company’s development, implementation, and maintenance of policies, programs, and practices with respect to sustainability, environmental protection, environmental justice, equity, diversity, inclusion, and community engagement.

     Previously, the monitoring, review and guidance of these policies, programs and practices were addressed in part by the Corporate Governance and Nominating Committee but were elevated by the Board to a separate committee given their integral role to the fulfillment of the Company’s mission.

     The duties and responsibilities of the ESEJ Committee include: (i) Provide review of and guidance for the Company’s policies, programs, and practices with respect to sustainability, particularly corporate environmental, social, and governance (“ESG”) commitments and metrics, environmental compliance and management; (ii) Provide review and monitoring of regulatory and public affairs policies and practices of interest to the Company, including matters before environmental, regulatory or other government agencies that may affect business operations or material financial performance of the Company; (iii) Review the Company’s policies and practices related to environmental justice, and engagement with underserved and disadvantaged communities; (iv) Advise on the Company’s policies related to diversity, equity, inclusion, and human capital management practices; and (v) Review and make recommendations to the Company regarding community relations, public relations and outreach programs, including community engagement, corporate social responsibility and philanthropy practices.

     The ESEJ Committee is currently composed of Ms. Echaveste, Mr. Hickox, Sen. Polanco and Ms. Webb de Macías.  Ms. Webb de Macías is the ESEJ Committee Chair. The Board has determined that all members of its Equity, Sustainability and Environmental Justice Committee are independent. In 2022, the ESEJ Committee met seven times, and acted, when appropriate, by unanimous written consent. All then members of the ESEJ Committee were present at the meetings.  Sen. Polanco was not appointed to the ESEJ Committee until July 2022 and therefore did not attend six meetings held in 2022.

     The ESEJ Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://www.cadizinc.com/governance/ and to any stockholder otherwise requesting a copy.

     Board Skills and Experience

     Our directors have extensive and diverse experience in a variety of fields relevant to the Company’s clean water solutions development and environmental sustainability focused goals and initiatives, including as outlined here:

	Kennedy	Courter	Dreyfus	Echaveste	Hickox	Lombard	Polanco	Slater	Webb de Macías
Executive Experience	X	X	X	X	X	X	X	X	X
Water Policy	X					X	X	X
Agricultural Development			X					X
Real Estate Development					X	X
Water Technology & Engineering	X	X						X
Environmental Stewardship	X		X		X			X
Finance and Capital Markets	X	X	X		X	X
Risk Management		X	X	X	X		X
Accounting & Audit		X	X		X	X
Public Policy	X			X	X	X	X	X	X
Community Engagement & Outreach	X			X		X	X		X
Corporate Governance & Sustainability		X	X	X	X				X
Academia		X		X				X	X
Legal & Regulatory	X			X	X			X

     The Directors also have demonstrated significant leadership experience in the following roles at Cadiz or other companies or organizations:

●	Chief executive officer: (Mr. Courter, Ms. Echaveste, Mr. Hickox, Ms. Dreyfus, Ms. Kennedy, Mr. Lombard and Mr. Slater),

●	Government Leaders, including high-ranking appointments in state and federal government administrations: (Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Sen. Polanco and Ms. Webb de Macías),

●	Chairs of community and academic foundation boards: (Ms. Echaveste, Ms. Dreyfus, Mr. Lombard and Ms. Webb de Macías).

     The Board believes that these combined skills and experiences are important for the success of the current Board of Directors.

     The diversity of our Board members, including gender, ethnic, cultural and racial diversity as well as diversity of thought and perspectives, is also an important factor in determining board composition to ensure that our Board can offer management the benefit of different experiences and viewpoints to best inform Company practices and strategic goals, and to ensure Board members reflect the diversity of the areas in which we operate. The Board conducts regular refreshment and exhibits gender, racial, ethnic, skill and background diversity. Six of the nine director nominees for the 2023 Annual Meeting are either women and/or racially and ethnically diverse.

Board Diversity Matrix (as of May 1, 2023)
Board Size:
Total number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	4	5	-	-
Number of Directors who identify in Any of the Categories Below:
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian (other than South Asian)	-	-	-	-
South Asian	-	-	-	-
Hispanic or Latinx	1	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1	-	-	-
Persons with Disabilities	-	-	-	-

CODE OF CONDUCT AND ETHICS

     The Company has adopted a code of conduct and ethics that applies to all of our employees, including the CEO and CFO. A copy of the code of conduct and ethics may be found on the Company’s website at http://www.cadizinc.com.

     The code of conduct and ethics defines and prohibits conflicts of interest and provides for means for communicating potential conflicts. It also prohibits using corporate opportunities, property, information, or position for personal gain. The code of conduct and ethics also includes confidentiality restrictions, rules for protection and proper use of Company assets, fair dealing requirements for interactions with customers, suppliers, and competitors and requirements for compliance with applicable law, including insider trading laws.

     Any employee who becomes aware of any existing or potential violation of the code of conduct and ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on the Company’s website at http://www.cadizinc.com.  There are no waivers from the code of conduct and ethics applicable to any employee at this time.

ANTI-BRIBERY AND ANTI-CORRUPTION POLICY

     Pursuant to our Anti-Bribery and Anti-Corruption Policy Statement, we prohibit all of our directors, officers, employees, and consultants from acts of bribery or corruption as defined by the policy statement. The Anti-Bribery and Anti-Corruption policy also defines conflicts of interest and requirements to minimize such conflicts. In addition, the policy defines and prohibits facilitation payments and outlines guidelines for acceptable behavior.

WHISTLEBLOWER POLICY

     Pursuant to our Whistleblower Policy Statement, we encourage and enable employees and others to raise serious concerns internally so that any inappropriate conduct and actions can be addressed and corrected. It is the responsibility of all board members, officers, employees, contractors and volunteers to report concerns about violations of the Company’s code of conduct and ethics or suspected violations of law or regulations that govern the Company’s operations. The Whistleblower policy statement includes a non-retaliation policy and reporting procedures which provides information on how to contact the Chairman of the Audit and Risk Committee directly.  The Audit and Risk Committee oversees treatment of all complaints.

ANTI-HEDGING AND PLEDGING POLICY

     Pursuant to our Policy Statement Regarding Insider Trading and Confidentiality, we prohibit all of our directors, officers, employees, and consultants from hedging their ownership of our stock, including trading in options, puts, calls, or other derivative instruments related to our stock or debt which are designed to hedge or offset any potential decrease in market value.  Such persons are prohibited from purchasing our stock on margin, borrowing against our stock held in a margin account, or pledging our stock as collateral for a loan, unless approved by a designated official following consultation with our General Counsel.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors. It is the Committee’s responsibility to review and consider annually the performance of the Company’s named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

     The Compensation Discussion and Analysis section provides a description of the primary elements of the Company’s fiscal year 2022 compensation program and policies for the following individuals, who are referred to throughout this proxy statement as our current and former 2022 named executive officers:

●	Susan Kennedy, Chair of the Board (effective February 2022)
●	Scott Slater, President and Chief Executive Officer
●	Stanley Speer, Chief Financial Officer
●	Keith Brackpool, Former Chair of the Board (became non-executive board member effective February 2022)

     The Board has determined that the roles of Chief Executive Officer (“CEO”) and Chair of the Board should be held by two different individuals. As CEO, Mr. Slater manages the day-to-day operation of the Company and the development of its projects and Ms. Kennedy holds the essential role of advising management regarding its strategic development of the Company’s water solutions as Chair of the Board.

     Mr. Brackpool, one of the Company’s founders, was Chair of the Board until February 2022 following which Mr. Brackpool continued to serve on the Board in a non-executive capacity. Mr. Brackpool currently remains on the Board of Directors but will not stand for re-election this year and will retire from the Board at the 2023 Annual Meeting. His compensation in 2022 as Chair of the Board is discussed further under “Elements of 2022 Compensation”, below.

     In 2022, our named executive officers oversaw multiple initiatives important to the long-term success of the Company, including:

●

Defended in Court the federal rights-of way necessary to operate the Company’s Northern Pipeline asset for water conveyance and worked in partnership with federal agencies to continuing permitting the use of the pipeline.

●	Supported studies and technical work necessary for conversion of the Company’s Northern Pipeline asset to water convenience.

●	Improved water supply infrastructure and agricultural assets at the Cadiz Ranch property, including wellfield expansion to 36,000 acre-feet per year capacity.

●	Negotiated and executed financial transactions to improve the Company’s balance sheet and financial outlook.

●

Negotiated and completed the asset acquisition of ATEC Water Systems, LLC, which manufactures wellhead groundwater filtration systems for community, municipal, agricultural and industrial use.  Management also secured a $10M contract to provide ATEC wellhead filters for a Central Utah Water Conservancy District (“CUWCD”) treatment facility that will deliver 60 million gallons per day. CUWCD is Utah’s largest water conservancy district.

●

Negotiated and executed a four-party contract with the Salton Sea Authority, the Coachella Valley Water District and the Torres Martinez Desert Cahuilla Indians to deliver 5,000 acre-feet per year of conserved water supply from Cadiz to support restoration of the Salton Sea and health, safety, and economic development on Tribal lands and in disadvantaged communities in eastern Coachella Valley, once Cadiz conveyance pipelines are operational.

     Compensation Committee activities in 2022 included:

●	Evaluating the performance of the Company’s executive officers;

●	Reviewing, analyzing and approving the total compensation and benefits of the Company’s executive officers, including cash compensation and long-term incentive compensation; and

●	Reviewing guidelines and standards regarding the Company’s compensation practices and philosophy.

     For the Company’s named executive officers, other than Mr. Slater, the committee established compensation levels based, in part, on the recommendations of Mr. Slater as CEO.

     This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2022 by the named executive officers presented in this Annual Report under the caption “Executive Compensation”.

Compensation Philosophy

     The Company’s business plan and goals have historically been and continue to be linked to the development of our diverse land and water solutions assets. The Company’s annual cash resources have historically been focused on funding development of the Company’s water supply, storage, conveyance and treatment solutions, as well as our ongoing land management initiatives and agriculture. Due to the long-term nature of developing our unique assets, the progress made by the Company in the development of our water solutions, including the Cadiz Water Conservation and Storage Project (“Water Project”), does not generally bear a direct relationship to quarterly and annual results of operations.

     It is critical to the development of our assets and water solutions, including the Water Project, that the Company attracts and retains well-qualified executives familiar with the agriculture and water industries as well as with pipeline and water infrastructure and project development. As a result, the Company’s executive compensation programs seek to maintain a competitive annual salary structure and emphasize long-term, equity-based incentives that are connected to the ultimate implementation of our projects. These programs strive to align the interests of the executive officers and senior management with those of the Company’s stockholders. In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term plans and goals of the Company.

     We welcome direct stockholder feedback on our compensation programs. Throughout the year we met, both in person, online and via telephone calls, with stockholders representing approximately 75% of shares outstanding and have taken into consideration the issues that have been expressed as being important to them regarding executive compensation.

Elements of Compensation

     The Company’s compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits. Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company to complete the long-term development and implementation of the Water Project and our other resource development initiatives. The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with the Company’s management, consideration of benchmarking data, past performance and future corporate and individual objectives.

     The four basic elements of compensation, described in further detail below, are:

●

SALARY.  Base salaries for the Company’s named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service. Salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive. Salaries are typically paid in cash but could also be paid with restricted stock awards. Decisions regarding salary increases are also affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

●

LONG-TERM INCENTIVES.  The primary form of incentive compensation that is offered to the Company’s executives consists of long-term incentives in the form of equity awards. The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, short and long-term performance and achievement of the Company’s milestones and goals.

●

PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is sometimes important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance-based cash awards from time to time to provide additional incentives.

●

BENEFITS.  The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers. These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry. The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

     The Company’s overall compensation packages for our named executive officers have historically emphasized equity incentives due to the long-term development timelines of our projects and the focus of the Company on achieving the implementation of these projects. Even with the emphasis on long-term incentives, the Company’s overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on long-term development of assets. As the Water Project has finalized important permitting milestones, the Committee has also utilized performance-based cash awards to reward achieved milestones and goals in that calendar year.

Use of Peer Group

     We are a clean water solutions company offering water supply, storage, conveyance, treatment solutions as well as sustainable agriculture. Our primary assets consist of a large land position with water rights in Southeastern California, a 220-mile 30” steel pipeline, groundwater wells, water conveyance infrastructure, and water filtration systems technology.  Our business is primarily focused on developing our assets for their highest and best use, including the development of the Water Project at our agricultural property in Cadiz, California. Because no other publicly-traded company is similarly situated with such a collection of assets and projects, it is difficult to identify directly comparable peer companies.

     The Company is often compared to water utility companies due to our focus on water supply development, but we view our peers as operating in the property and natural resource asset development sectors specifically companies with comparable market capitalization and an emphasis on the development of property and real estate, including for agriculture and water supply in the Southwestern United States. This includes companies in Standard & Poor’s Global Industry Classification Standard (GICS) code 601020, Real Estate Management and Development.  We believe our peer group includes the following nine publicly traded companies:

● Alico, Inc. ● Forestar Group, Inc.
● Limoneira Company ● Maui Land & Pineapple
● Pure Cycle Corp. ● Stratus Properties
● Tejon Ranch Co. ● The St. Joe Company

Benchmarking

     The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions. We traditionally consider the compensation programs of our peers when determining compensation for the Company’s named executive officers. This year the Committee reviewed publicly available information for our peer group companies to compare the components of our compensation program for the executive officers with those of the peer group. In 2022, we also consulted with Coda Advisors, which reviewed our current executive compensation program and those of our peers and recommended adjustments to our programs to ensure continued competitiveness amongst our peers.

     Due to the Company’s unique business plan with particular emphasis on development of the Water Project, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group. Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated real estate and land development companies.

     Upon review of publicly available information for our peers, the Committee found the annual base salary of our CEO in 2022 was in the bottom quartile among our peers and that total direct compensation of our CEO was the lowest in the peer group.

Performance Objectives

     The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans. Currently, as described above, the Company is focused on the performance of objectives related to implementation of the water supply, storage and conveyance solutions available via the Water Project and connects equity grants to the satisfaction of project development objectives utilizing both restrictions on sale and vesting schedules commensurate with the anticipated project development timelines.

Elements of 2022 Compensation

1. SALARY.  In evaluating base salaries for 2022, the Compensation Committee believed it was important to maintain competitive base salary compensation that would also keep cash compensation expenditures to a minimum. In 2022, annual base salaries of the Company’s CEO and CFO remained the same as in 2021. The Chair’s annual salary is the same as the previous chair’s salary in 2021.

2.  LONG-TERM INCENTIVES.  The Committee has chosen to rely upon equity instruments, such as restricted stock and options, in designing compensation packages for executives. The Committee views the grant of equity-based awards as an incentive for successful performance since the value of these equity-based awards will increase as the Company’s stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of our projects. The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

     To maintain alignment with the goals of stockholders when utilizing equity-based incentive compensation, the Compensation Committee and the Board have created plans subject to stockholder approval. The Company’s most recent equity incentive program (the “2019 Incentive Plan”) was approved at the Company’s 2019 Annual Meeting of Stockholders and subsequently amended at the Company’s 2022 Annual Meeting.  The 2019 Incentive Plan, as amended, reserved 2,700,000 shares for issuance; the plan had 896,334 shares available for issuance as of December 31, 2022

In April 2021, Mr. Brackpool and Mr. Slater each received a long-term equity incentive award of 255,000 shares of the Company’s common stock in the form of Restricted Stock Units (“RSUs”). Under the terms and conditions and at the time of each grant of RSUs, Mr. Brackpool and Mr. Slater would each be issued 170,000 shares of the Company’s common stock upon achievement of certain milestone events, as described in the Employment Arrangements section of this report, and 85,000 shares on March 1, 2023. The RSU incentive award is subject in each case to continued employment with the Company through the vesting date. On February 4, 2022 (“Effective Date”), Mr. Brackpool stepped down as Chair of the Board of Directors but remained on the Board in a non-executive role. He will retire from the Board at the 2023 Annual Meeting. All outstanding RSUs for Mr. Brackpool were accelerated and became fully vested when he stepped down as Executive Chair.

On February 4, 2022, Ms. Kennedy was appointed Chair of the Board of Directors, an executive officer role. At the time of her appointment, Ms. Kennedy received an equity incentive award of 450,000 shares of the Company’s common stock in the form of Performance Stock Units (“PSUs”).  Under the terms and conditions of the grant of PSUs, Ms. Kennedy would be issued 450,000 shares of the Company’s common stock or cash, at the option of the Compensation Committee, upon achievement of certain performance events, as described in the Employment Arrangements section of this report. The PSU incentive award is subject to continued employment with the Company through the vesting date.

In April 2021, Mr. Speer received a long-term equity incentive award of 127,500 shares of the Company’s common stock in the form of RSUs. Under the terms and conditions of the grant of RSUs, Mr. Speer would be issued 85,000 shares of the Company’s common stock upon achievement of certain milestone events, as described in the Employment Arrangements section of this report, and 42,500 shares on March 1, 2023. The RSU incentive award is subject to continued employment with the Company through the vesting date.

   3.  CASH AWARDS.  While the Compensation Committee believes that equity based awards rather than cash based awards generally allow the Company to better preserve existing cash resources and, accordingly, has relied primarily upon the grant of equity based awards to reward executive performance (see “Long-Term Incentives”) of named executive officers, the Compensation Committee also believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and to reduce the tax burdens associated with the issuance of restricted equity based awards. No cash awards were granted in 2022.

4.  BENEFITS.  Per their employment arrangements described below, Ms. Kennedy and Mr. Speer each received retirement benefits as part of their compensation packages in 2022.

Severance and Change in Control Provisions

     The Company’s compensation agreements with Ms. Kennedy and Mr. Speer, as in effect during 2022, provided for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control. The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment or consulting agreement with the Company. These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired, and their position is impacted. This will allow the Company’s executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations. Nevertheless, if an executive departs under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we will pursue any legal rights we deemed appropriate under the circumstances.

     A summary of the severance and change-in-control provisions applicable to compensation arrangements with the Company’s named executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2022, can be found in the section captioned “Potential Payments upon Termination or Change in Control”. The Company does not provide excise tax gross-ups as part of these benefits.

Tax and Accounting Considerations

Impact of Code Section 162(m)

     The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m). Section 162(m) limits to $1 million the Company’s deduction for compensation paid to each of our executive officers, which does not qualify as “performance based”. The 2019 Equity Incentive Plan was designed to permit grant awards that qualify as performance-based compensation, thereby permitting the Company to receive a federal income tax deduction in connection with the awards.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mr. Winston H. Hickox, Chair
Mr. Geoffrey Grant Sen. Richard Polanco Ms. Carolyn Webb de Macías

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2022 and 2021, to the Company’s current chief executive officer and president, chief financial officer and our former Chair.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Scott Slater President and current Principal Executive Officer	2022 2021	300,000 300,000	- -	520,152 1,315,343	- -	- -	820,152 1,615,343
Stanley E. Speer Current Principal Financial Officer and Secretary	2022 2021	350,000 350,000	- -	260,076 657,672	- -	20,600 20,000	630,676 1,027,672
Susan Kennedy Chair	2022 2021	266,209 -	- -	3,394 -	- -	4,500 -	274,103 -
Keith Brackpool Former Chair	2022 2021	50,481 275,000	- -	368,050(4) 1,315,343	- -	1,692 43,030	420,223 1,633,373

_________________________

1.

The executive officers listed in the Summary Compensation Table above were the Company’s only executive officers during the year ended December 31, 2022. Mr. Brackpool served as Chair of the Board of Directors until February 4, 2022, when the position was assumed by Ms. Susan Kennedy. Mr. Brackpool continues to serve on the Board in a non-executive role pending his retirement from the Board at the 2023 Annual Meeting.

2.

This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FASB ASC Topic 718. The assumptions used for determining the value of stock awards and options are set forth in Note 9 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans and Warrants”. All Stock Awards listed were approved by Stockholders as part of the 2019 Equity Incentive Plan.

3.

All Other Compensation includes a 401k match that is generally available to all employees. Messrs. Brackpool, and Speer received $1,692 and $12,200, respectively, and Ms. Susan Kennedy received $4,500 in 401k matching contributions in 2022. In 2022, Mr. Speer’s Other Compensation also includes $8,400 in a car allowance. The value of perquisites for Mr. Slater was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

4.	This amount does not include the forfeiture and regrant of 85,000 time-vesting restricted stock units which resulted in a reduction of stock compensation expense of $355 thousand.

Outstanding Equity Awards at Fiscal Year End

     The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2022, for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Marked or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Scott Slater	-	-	-	-	170,000(1)	425,000(2)

Stanley Speer	-	-	-	-	85,000(1)	212,500(2)

Susan Kennedy	-	-	-	-	450,000(3)	1,125,000(2)

_________________________

(1)	Unvested portion of restricted stock units granted by the Company under the 2019 Equity Incentive Plan as of December 31, 2022.

(2)	Based on $2.50 per share which was the closing market price of the Company’s common stock on December 31, 2022.

(3)

Unvested portion of performance stock units granted by the Company under the 2019 Equity Incentive Plan as of December 31, 2022.  The vesting of these performance stock units is based upon achieving a price hurdle ranging from $7 per share to $13 per share.

Pension Benefits

     The Company does not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

     The Company does not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

     Mr. Scott S. Slater has served with the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder. From 2008 – 2012, Mr. Slater was primarily focused on the development of the Company’s Water Project and did not receive a base salary from the Company for his role as General Counsel (2008 – 2012) and President (2011 – 2012). Mr. Slater’s compensation from the Company consisted exclusively of long-term incentives due to the nature of the development of the Water Project. On February 1, 2013, Mr. Slater was named Chief Executive Officer in addition to his ongoing role as President. As a result, Mr. Slater’s employment arrangements were amended to reflect the broadening of his responsibilities and leadership role over all of the Company’s asset development initiatives. In consideration of Mr. Slater’s agreement to serve as Chief Executive Officer and President, Mr. Slater began to receive an annual base salary from the Company of $300,000 effective February 1, 2013. In April 2021, Mr. Slater received a long-term equity incentive award of 255,000 shares of the Company’s stock in the form of 255,000 Restricted Stock Units (“RSU”). Of the 255,000 RSUs granted, 170,000 RSUs vest upon completion of certain milestones, including (a) 85,000 RSUs which vested in July 2021 upon completion of refinancing of the Company’s Prior Senior Secured Debt and funding to complete the purchase of the Northern Pipeline, and (b) 85,000 RSUs scheduled to vest upon completion of final binding water supply agreement(s) for the delivery of at least 9,500 acre-feet of water per annum to customers. The remaining 85,000 RSUs are scheduled to vest on March 1, 2023. The determination of whether the RSUs related to milestone events have vested will be made by the Company’s Compensation Committee.

     Ms. Susan Kennedy entered into an employment agreement with the Company effective February 4, 2022 (“Employment Effective Date”) (“2022 Employment Agreement”). As of the Employment Effective Date, Ms. Kennedy was appointed to serve as Chair of the Board, an executive officer role. Pursuant to her 2022 Employment Agreement, Ms. Kennedy receives an annual base salary of $300,000, and is entitled to performance-based bonus awards. During 2022, Ms. Kennedy received an equity incentive award of 450,000 shares of the Company’s stock in the form of performance stock units (“PSUs”). The PSUs vest upon the Company’s common stock achieving price hurdles (“Price Hurdles”),but no sooner than three years from date of grant including (a) 200,000 PSUs to vest upon a Price Hurdle of $7 per share, (b) 150,000 PSUs to vest upon a Price Hurdle of $9 per share, (c) 50,000 PSUs vest upon a Price Hurdle of $11 per share, and (d) 50,000 PSUs to vest upon a Price Hurdle of $13 per share and are payable, at the option of the Compensation Committee, in either common stock or cash. The PSU incentive award is subject to continued employment with the Company through the vesting date.

     Mr. Stanley E. Speer entered into an employment agreement with the Company effective May 21, 2020 (“Employment Agreement”). Mr. Speer serves as the Chief Financial Officer of the Company and as Chair and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to the Company’s land and water assets. Pursuant to his Employment Agreement, Mr. Speer receives an annual base salary of $350,000, and is eligible to participate in the Company’s bonus and equity incentive programs. In April 2021, Mr. Speer received a long-term equity incentive award of 127,500 shares of the Company’s stock in the form of 127,500 RSUs. Of the 127,500 RSUs granted, 85,000 RSUs vest upon completion of certain milestones, including (a) 42,500 RSUs which vested in July 2021 upon completion of refinancing of the Company’s Prior Senior Secured Debt and funding to complete the purchase of the Northern Pipeline, and (b) 42,500 RSUs scheduled to vest upon completion of final binding water supply agreement(s) for the delivery of at least 9,500 acre-feet of water per annum to customers. The remaining 42,500 RSUs are scheduled to vest on March 1, 2023. The determination of whether the RSUs related to milestone events have vested will be made by the Company’s Compensation Committee.

     Mr. Keith Brackpool served as Chair of the Board of Directors until February 4, 2022, at which time Mr. Brackpool stepped down as Chair of the Board but continued to serve on the Board in a non-executive capacity.  As of that date, Mr. Brackpool’s then existing employment agreement with the Company expired and Mr. Brackpool’s 170,000 theretofore unvested restricted stock units were accelerated and became fully vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

      The following table and summary set forth estimated potential payments the Company would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end. Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2022.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Scott Slater	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	-	-	-

Stanley E. Speer	Salary	175,000	175,000	350,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	20,600	-	20,600
	Total Value	197,600	175,000	376,600

Susan Kennedy	Salary	150,000	150,000	300,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	9,000	-	9,000
	Total Value	159,000	150,000	309,000

_________________________

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

     Ms. Kennedy’s Employment Agreement, effective as of February 4, 2022, provides that if Ms. Kennedy were terminated by the Company without cause or if she resigns due to a breach of the Employment Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Ms. Kennedy were continuing to provide services to the Company under her Employment Agreement.

     Mr. Speer’s Employment Agreement provides that if Mr. Speer were terminated by the Company without cause or if he resigns due to a breach of the Employment Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Speer were continuing to provide services to the Company under the Employment Agreement.

Termination of Employment Due to Death or Disability

     Ms. Kennedy’s Employment Agreement, effective as of February 4, 2022, provides that if she dies or became disabled, she or her estate would be entitled to receive severance for one hundred eighty days consisting of her base compensation.

     Mr. Speer’s Employment Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation.

Change in Control

     Ms. Kennedy’s Employment Agreement, effective as of February 4, 2022, provides that if Ms. Kennedy is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Ms. Kennedy were continuing to provide services to the Company under her Employment Agreement.

     Mr. Speer’s Employment Agreement provides that if Mr. Speer is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Speer were continuing to provide services to the Company under his Employment Agreement.

DIRECTOR COMPENSATION

     The following table summarizes the compensation earned by each of the non-employee directors in 2022. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director. No current director has an agreement or arrangement with any third party relating to compensation or other payments in connection with the director’s candidacy or service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Keith Brackpool(3)(4)	18,750	68,750		87,500
Stephen E. Courter	75,000	25,000	-	100,000
Maria Echaveste	75,500	25,000	-	100,000
Geoffrey Grant(4)	-	100,000	-	100,000
Winston H. Hickox	37,500	62,500	-	100,000
Susan P. Kennedy(3)	18,750	-	-	18,750
Kenneth T. Lombard(5)	56,250	18,750	-	75,000
Richard Polanco(6)	37,500	12,500	-	50,000
Carolyn Webb de Macias	75,000	25,000	-	100,000

_________________________

(1)

This column discloses the dollar amount of compensation cost recognized in 2021 based on the fair value at grant date in accordance with FASB ASC Topic 718.  These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Directors of the Company do not receive stock option awards.
(3)

Mr. Brackpool served as Chair of the Board of Directors until February 4, 2022, when the position was assumed by Ms. Susan Kennedy. Mr. Brackpool continues to serve on the Board in a non-executive role, pending his retirement from the Board at the 2023 Annual Meeting. Compensation shown for Ms. Kennedy reflects amounts earned for services provided in her non-executive capacity prior to February 4, 2022, and compensation shown for Mr. Brackpool reflects amounts earned for services provided in his non-executive capacity subsequent to February 4, 2022.

(4)	Mr. Brackpool and Mr. Grant are retiring from service on the Board of Directors and not standing for re-election at the 2023 Annual Meeting.
(5)	Mr. Lombard was appointed to the Board of Directors on April 14, 2022.
(6)	Sen. Polanco was appointed to the Board of Directors on July 26, 2022.

DIRECTOR COMPENSATION POLICY

     Effective July 1, 2021, all non-employee directors are entitled to receive, for each 12-month period ending June 30 of each year, the amount of $75,000. This amount is prorated for directors serving less than the full 12 months. Payments will be made in 4 quarterly installments of $18,750. A director may elect to receive any or all of his or her cash compensation earned in the form of the Company’s common stock. A director is entitled to a $18,750 fee for any quarter in which services are rendered. Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $25,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

DIRECTOR STOCK OWNERSHIP POLICY

     The Company encourages stock ownership on behalf of our directors. Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy”, above.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2022, with respect to shares of the Company’s common stock that may be issued under its existing compensation plans.  The table includes plan grants to executive officers and other Company employees.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) I

Equity compensation plans approved by stockholders	-	-	896,334(1)

Total	-	-	896,334

__________________________

(1)	Represents 896,334 securities issuable under the Company’s 2019 Equity Incentive Plan as of December 31, 2022.

PAY VERSUS PERFORMANCE

     The following table shows the relationship between executive compensation actually paid (“CAP”) to Scott Slater, the Corporation’s Chief Executive Officer and President and principal executive officer (“PEO”) and our named executive officers (“NEOs”) and certain financial performance of the Corporation during the last two fiscal years ended December 31, 2022 and 2021.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)
2022	$820,152	$184,400	$662,501	$450,998	$23	($24,792,000)
2021	$1,615,343	$1,858,900	$1,330,523	$1,513,190	$36	($31,249,000)

_____________________________

(1)	The amounts shown are the amounts of total compensation reported for Mr. Slater for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)	The amounts shown represent the amount of CAP to Mr. Slater, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Slater during the applicable year.

     In accordance with SEC rules, the following adjustments were made to Mr. Slater’s total compensation for each year to determine CAP:

Footnote (2) - Table 1
Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(i)	Equity Award Adjustments(ii)	Compensation Actually Paid to PEO
2022	$820,152	($520,152)	($115,600)	$184,400
2021	$1,615,343	($1,315,343)	$1,558,900	$1,858,900

(i)	Reported Value of Equity Awards represents salary amounts paid in equity plus the amounts reported in the “Stock Awards,” “Bonus” and “All Other Compensation” columns in the Summary Compensation Table for the applicable year.

(ii)	The equity award adjustments include the addition (or subtraction, as applicable) of the following: (1) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (2) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (3) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (4) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (5) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (6) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Footnote (2) - Table 2
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$ -	($115,600)	$ -	$ -	$ -	$ -	($115,600)
2021	$328,100	$ -	$1,230,800	$ -	$ -	$ -	$1,558,900

(3)	The dollar amounts shown represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Slater, who has served as our CEO since 2006) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Slater) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Keith Brackpool (until February 3, 2022), Susan Kennedy (after February 4, 2022) and Stanley Speer; and (ii) for 2021, Keith Brackpool and Stanley Speer.

(4)	The dollar amounts shown represent the average amount of CAP to the NEOs as a group (excluding Mr. Slater), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Slater) during the applicable year.

     In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Slater) for each year to determine the CAP, using the same methodology described above in Footnote 2:

Footnote (4) - Table 1
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(i)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$662,501	($315,760)	$104,258	$450,998
2021	$1,330,523	($986,508)	$1,169,175	$1,513,190

(i)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Footnote (4) - Table 2
Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$21,170	($192,950)	$92,013	$184,025	$ -	$ -	$104,258
2021	$246,075	$ -	$923,100	$ -	$ -	$ -	$1,169,175

Analysis of Information Presented in the Pay Versus Performance Table

     In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay vs. Performance table on CAP and each of total shareholder return (“TSR”) and net loss.

     We do not utilize TSR and net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above, part of the compensation our NEOs are eligible to receive consists of performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve defined corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, we view stock options, RSUs and PSUs, which are an integral part of our executive compensation program, as related to company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These equity awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

     From 2021 to 2022, our TSR decreased while the CAP for Mr. Slater and our non-PEO Named Executive Officers also decreased. With respect to net income, we have not reached the stage of profitability. The Company is investing today for future growth and profitability. Our primary focus is on building the product lines and infrastructure to support our future objectives. Consequently, the company does not consider net loss as a performance measure for our executive compensation program. In 2022, our net loss decreased from 2021. The higher loss in 2021 was primarily due to stock-based non-cash bonus awards to employees and higher interest expense in that period offset by gross margin losses from our alfalfa plantings during 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company’s voting securities, as of April 26, 2023, by each stockholder whom the Company knows to own beneficially more than five percent of our common stock or preferred stock, and by each director and director nominee, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class

Heerema International Services Group SA Jacobus Muller Route de Florissant 81, 1206 Geneva Switzerland	23,425,300(3)	35.18%

Odey Asset Management LLP Odey Asset Management Group Ltd Odey Holdings Ltd Robin Crispin William Odey 18 Upper Brook Street London, United Kingdom, X0 W1K 7PU	7,595,668(4)	11.41%

Keith Brackpool c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	1,933,701	2.90%

Geoffrey Grant c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	551,382(5)	*

Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	238,748(6)	*

Scott S. Slater c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	109,881(7)	*

Susan P. Kennedy c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	66,462(8)	*

Stanley Speer c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	59,584(9)	*

Stephen Courter c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	53,437	*

Carolyn Webb de Macías c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	19,975	*

Maria Echaveste c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	17,575	*

Kenneth T. Lombard c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	2,835	*
Richard Polanco c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	-	*

Maria Dreyfus	-	*
c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071
All Directors and officers as a group (ten individuals)	3,053,580 (4)(5)(6)(7)(8)(9)	4.59%

_________________________

*        Represents less than one percent of the 66,586,208 outstanding shares of common stock of the Company as of April 26, 2023.

Footnotes

(1)

Does not include the Company’s currently outstanding 329 shares of Series 1 Preferred Stock, all of which are held by Elkhorn Partners L.P. and which represent less than 1% of the voting power of the Company’s outstanding voting securities.

(2)	Does not include the Company’s outstanding Depositary Shares, which are not currently voting securities.
(3)

Based upon a Form 4 filed on February 2, 2023, with the SEC, Heerema International Services Group SA (“Heerema Group”) owns 23,425,300 shares of the Company's common stock.  Mr. Jacobus Miller is manager of certain funds of the Heerema Group (such funds, the “Heerema Funds”). Pursuant to management agreements between Mr. Miller and the Heerema Funds, the Reporting Person has voting and dispositive power of securities held directly by the Heerema Group.

(4)

Based upon a Form 3 filed on January 31, 2023, with the SEC, Odey Asset Management LLP ("OAM LLP") holds the shares reported for the benefit of investment advisory clients of Odey Asset Management Group Ltd ("OAM Ltd"), which is the managing member of OAM LLP. Odey Holdings Ltd ("Odey Holdings") is the sole stockholder of OAM Ltd, and Mr. Crispin Odey is the sole stockholder of Odey Holdings. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(5)

Includes 30,500 shares held in five separate trusts, each holding 6,100 shares for the benefit of Mr. Grant’s children. The trustee of these trusts is not a member of the Reporting Person’s immediate family. Mr. Grant disclaims beneficial ownership of the shares held by these trusts.

(6)	Includes 70,759 shares owned by Mr. Hickox’s spouse, and indirectly owned by Mr. Hickox.
(7)

Does not include 85,000 restricted stock units which have not yet vested. Each restricted stock unit represents a contingent right to receive one share of Cadiz Inc. common stock. Mr. Slater disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

(8)

Does not include 450,000 performance rights units that have not yet vested.  Each performance rights unit represents a contingent right to receive one share of Cadiz Inc. common stock. Ms. Kennedy disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

(9)

Does not include 42,500 restricted stock units which have not yet vested. Each restricted stock unit represents a contingent right to receive one share of Cadiz Inc. common stock. Mr. Speer disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

DELINQUENT SECTION 16(A) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Reporting persons are required by the Commissions regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2022, and on a review of written representations from reporting persons to us all reports required to be filed were filed in a timely manner, except a Form 3 for Director Lombard due on April 24, 2022 and a Form 3 for Director Polanco due on August 5, 2022 were filed late due to the delayed receipt of code information from EDGAR.

AUDIT AND RISK COMMITTEE REPORT

     As of December 31, 2022, the Audit and Risk Committee was composed of Mr. Courter, Mr. Grant, Mr. Lombard and Mr. Hickox. Mr. Courter currently serves as Chairman of the Committee.

     Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market. The Committee operates under a written charter that is reviewed on an annual basis. The Audit and Risk Committee may also be referred to in this Report as the “Audit Committee” or the “Committee”.

     During fiscal 2022, the Audit Committee performed all of its duties and responsibilities under its charter. The purpose of the Audit and Risk Committee is to assist the Board of Directors in its oversight of management’s control of the Company’s financial reporting processes as well as assessment and management of risk.

     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors. In that regard, the Committee met four times in 2022 in order to expressly exercise the Committee’s responsibilities related to the Company’s quarterly and annual financial statements for fiscal 2022 and management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2022. During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2022, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

     The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in our 2022 Annual Report on Form 10-K related to its audit of the consolidated financial statements. The Audit and Risk Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation of its internal controls for fiscal 2023.

     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

     Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles. The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits. The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP’s independence. The Committee pre-approves all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm pursuant to the terms of the Committee’s written charter.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022. The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2023 Annual Meeting of Stockholders.

THE AUDIT AND RISK COMMITTEE

Mr. Stephen E. Courter, Chair
Mr. Geoffrey Grant
Mr. Winston Hickox
Mr. Kenneth Lombard

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For the fiscal years ended December 31, 2022 and 2021, professional services were performed by PricewaterhouseCoopers LLP. The Company’s Audit and Risk Committee annually approves the engagement of outside auditors for audit services in advance. The Audit and Risk Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Audit and Risk Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit and Risk Committee at its next scheduled meeting. All services described below were pre-approved by the Audit and Risk Committee.

     All fees for services rendered by PricewaterhouseCoopers LLP aggregated $404,645 and $422,900 during the fiscal years ended December 31, 2022 and 2021, respectively, and were composed of the following:

     Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2022 and 2021, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $403,745 for 2022 and $422,000 for 2021.

     Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2022 and 2021.

     Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2022 and 2021.

     All Other Fees.  All other fees for each of the years ended December 31, 2022 and 2021 were $900.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There have been no transactions since the beginning of our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for the following:

     On March 20, 2022, the Company entered into a Securities Purchase Agreement with certain institutional and individual investors relating to the sale and issuance by the Company of 6,857,140 shares of the Company’s common stock (“Shares”) to such investors in a registered direct offering (the “Purchase Agreement”). The purchasers in this offering include (i) the Company’s founder, current director and former Chairman, Keith Brackpool, who purchased 1,142,857 Shares, (ii) the Company’s director, Geoffrey Grant (collectively with Mr. Brackpool, the “Participating Directors”), who purchased 285,714 Shares, and (iii) the Company’s largest stockholder, a fund represented by Heerema International Group Services S.A. (such fund referred to herein as “Heerema Group”), which beneficially owned approximately 34.42% of the issued and outstanding shares of the Company’s common stock prior to this offering, purchased 2,857,142 Shares in this offering.  Following this offering, Heerema Group and its affiliates beneficially owned approximately 35.4% of the issued and outstanding shares of the Company’s common stock representing approximately 35.33% of the voting power of the Company’s outstanding capital stock. The Shares were sold at a purchase price of $1.75 per share, which exceeds the last consolidated closing bid price of the common stock on the Nasdaq Stock Market preceding the execution of the Purchase Agreement, for an aggregate purchase price of approximately $12 million. The Shares were offered and sold pursuant to a prospectus dated June 25, 2021, and a prospectus supplement dated March 20, 2021, filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-257159), which was declared effective by the SEC on June 25, 2021.

     In connection with this offering, the Company entered into a Board Observer and Nomination Rights Agreement which provides Heerema Group (i) a right to appoint one observer to attend meetings of the Company’s Board and committees of the Board and, in lieu of such observer right, the right to nominate one individual for election to the Board, and (ii) a right to require the Company to seek stockholder approval of an amendment to the Company’s Certificate of Incorporation to permit the adoption of an amendment to our bylaws requiring the Board to call a special meeting of stockholders of the Company upon appropriate written request of a stockholder or stockholders of record of the Company owning not less than 20% of the voting power of our then outstanding shares of capital stock (such amendment to our Certificate of Incorporation, the “Amendment to Permit Stockholders to Call Special Meetings”), subject to and in accordance with the Delaware General Corporation Law. The Amendment to Permit Stockholders to Call Special Meetings was submitted to and approved by our stockholders at our annual meeting of stockholders held July 12, 2022. In July 2022, Heerema Group exercised its right to appoint an observer to attend meetings of the Board. Heerema Group’s observer receives annually a stipend of $75,000 in cash and $25,000 in value of stock awards.  This agreement will terminate if and when Heerema Group and its affiliates collectively hold less than 10% of the outstanding shares of common stock of the Company.

     As previously reported on Form 8-K, in November 2022, the Company completed a registered direct offering (“November 2022 Offering”) of 5 million shares of common stock for total proceeds of $10 million. The Company’s largest equity shareholder Heerema Group anchored the November 2022 Offering with an investment of $3.6 million. Funds managed by Odey Asset Management also participated.

     As previously reported on Form 8-K, in February 2023, the Company completed a registered direct offering (“February 2023 Offering”) of 10.5 million shares of common stock for total gross proceeds of $40.32 million. The February 2023 Offering was led by the Company’s largest equity shareholders, Heerema Group and Odey Asset Management, with Heerema Group maintaining beneficial ownership of approximately 35% of the Company’s common stock. In connection with the closing of the February 2023 Offering, the Company and its wholly owned subsidiary, Cadiz Real Estate LLC (collectively, the “Borrowers”), entered into an amendment to its credit agreement with B. Riley Commercial that reduced the principal amount outstanding to $35 million and established other provisions subject to which the maturity of the Company’s remaining debt outstanding will be extended to June 30, 2026.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

     Our Board of Directors (the “Board”) has approved, declared advisable and recommended that our stockholders approve an amendment to our existing Certificate of Incorporation, as amended and currently in effect (the “Certificate of Incorporation”), to increase the authorized number of shares of our common stock from 70,000,0000 to 85,000,000 shares (and thereby also increase the authorized number of shares of all classes of our capital stock to 85,100,000 shares). If our stockholders approve this proposal, then Part A of Article Fourth of the Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:

     “FOURTH:

A.	The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 85,100,000, consisting of two classes as follows:

1.	85,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”); and

2.	One Hundred Thousand (100,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock:”).”

     We are currently authorized to issue two classes of stock, designated as common stock and preferred stock, consisting of 70,000,000 authorized shares of common stock, and 100,000 authorized shares of preferred stock, out of which preferred stock there have been designated two series, consisting of 10,000 authorized shares of Series 1 Preferred Stock and 7,500 authorized shares of 8.875% Series A Cumulative Perpetual Preferred Stock. As of April 26, 2023, out of the 70,000,000 shares of common stock authorized for issuance: (i) 66,586,208 shares were issued and outstanding; (ii) 1,753,927 shares were issuable upon exercise of outstanding stock options or reserved for issuance under the 2019 Equity Incentive Plan; (iii) 133,261 shares were issuable upon conversion of the outstanding shares of our Series 1 Preferred Stock; and (iv) 1,000,000 shares were issuable upon exercise of outstanding warrants. In addition, we are obligated to issue shares of common stock upon conversion of 2,300,000 outstanding depositary shares (the “Depositary Shares,” and each individually, a “Depositary Share”), each representing 1/1000th of a share of our Series A Preferred Stock with a liquidation preference of $25,000.00 per share of Series A Preferred Stock ($25.00 per Depositary Share) and up to 1,424,500 Depositary Shares which may be issued in exchange for the outstanding amount due under the Credit Agreement (as defined below), as of April 26, 2023. The Depositary Shares are convertible into shares of our common stock if, and only if, a Change of Control (leading to a de-listing) or a Delisting Event (each as defined in the applicable Certificate of Designation) has occurred, and the Company has not elected to redeem the Series A Preferred Stock prior to the applicable conversion date.

Reasons for the Proposed Increase in Number of Authorized Shares of Common Stock

     On February 2, 2023, we and our wholly-owned subsidiary, Cadiz Real Estate LLC, as borrowers (together the “Borrowers”), entered into a First Amendment to Credit Agreement (the “First Amendment”) with B. Riley Commercial Capital, LLC (“B. Riley Commercial”) and B. Riley Securities, Inc. (“BRS”), as administrative agent, to amend certain provisions of the Credit Agreement dated as of July 2, 2021, among the Borrowers, B. Riley Commercial and the other lenders from time to time party thereto, and BRS, as administrative agent for the lenders (the “Credit Agreement”).  Pursuant to the First Amendment, the lenders will have a right to convert from time to time up to $15 million of outstanding principal of the term loans made under the Credit Agreement, plus any PIK Interest (as defined below) added thereto, and any accrued and unpaid interest thereon under the Credit Agreement (collectively, the “Convertible Loan”), into up to approximately 3,971,870 shares of our common stock at a conversion price of $4.80 per share (the “Conversion Price”).  The lenders’ right to convert is conditioned upon our obtaining approval by our stockholders of an amendment to the Certificate of Incorporation to increase the number of authorized shares of our common stock to cover the conversion of the Convertible Loan (the “Stockholder Approval”).  Additionally, prior to the maturity of the Credit Agreement, we will have the right to require that the lenders convert the Convertible Loan into shares of our common stock if the following conditions are met: (i) the average VWAP of our common stock on The Nasdaq Stock Market, or such other national securities exchange on which our common stock is listed for trading, over 30 consecutive trading dates exceeds 115% of the then Conversion Price; (ii) a registration statement registering the resale of the shares of our common stock issuable upon conversion of the Convertible Loan has been declared effective by the Securities and Exchange Commission; (iii) the Stockholder Approval has been obtained; and (iv) there is no event of default under certain provisions of the Credit Agreement. For purpose of the First Amendment, “PIK Interest” refers to interest on the $15 million principal amount of the Convertible Loan that will be paid in kind on a quarterly basis by adding such amount to the then outstanding principal amount of the Convertible Loan.  Under the First Amendment, we agreed to use our best efforts to obtain the Stockholder Approval by no later than July 1, 2023.  Accordingly, the approval of this proposal will permit us to increase our available authorized shares of common stock, which will satisfy one of the conditions that will allow us the flexibility to repay the Convertible Loan with shares of common stock instead of cash. If this proposal is not approved by our stockholders, we will be obligated to repay the Convertible Loan in cash, which may have a material adverse effect on our liquidity and financial condition.

     The increase in our authorized shares of common stock will also provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital; providing equity incentives to employees, officers and directors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses; and other purposes. Unless further stockholder approval is required for a proposed issuance of additional shares by the rules of The Nasdaq Stock Market or other applicable laws or regulations, the additional shares of common stock may be used for any of these purposes without further stockholder approval.

     If this proposal is not approved by our stockholders, our financing alternatives will likely be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly skilled employees including managerial employees, and if this proposal is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive grants as the Board or the committee of the Board thereof deems appropriate could adversely impact our ability to achieve these goals. In short, if stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

     The holders of any additional shares of our common stock issued pursuant to the increase in the authorized number of shares of our common stock effected by the filing of a certificate of amendment of the Certificate of Incorporation with the Delaware Secretary of State after the adoption of this proposal by our stockholders will have rights identical to the holders of shares of our currently outstanding common stock. Adoption of this proposal and issuance of additional shares of our common stock would not affect the rights of the holders of shares of our currently outstanding common stock, except to the extent that such issuance increases the number of shares of our common stock outstanding, thereby incidentally having the effect of diluting the earnings per share, if any, and voting rights of current holders of shares of our common stock.

     The additional shares of our common stock that would become available for issuance if this proposal is adopted by our stockholders and effected by the filing of a certificate of amendment of the Certificate of Incorporation could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

No Appraisal Rights.

     No appraisal rights are available under the General Corporation Law of the State of Delaware, the Certificate of Incorporation, or bylaws in connection with this proposal.

Required Vote

     The adoption of this proposal requires the affirmative vote of (a) the holders of at least a majority in voting power of the outstanding shares of our capital stock and (b) the holders of at least a majority of the outstanding shares of our common stock, in each case, as of the record date for determining our stockholders entitled to vote at the Annual Meeting. As of the record date for determining our stockholders entitled to vote at the Annual Meeting, in connection with the vote provided in clause (a) of the foregoing sentence, each holder of a share of our common stock then outstanding be entitled to cast one vote per share of our common stock and each holder of a share of our Series 1 Preferred Stock then outstanding will be entitled to cast 301.98 votes per share of our Series 1 Preferred Stock. Abstentions and “broker non-votes” will have the effect of votes “against” the adoption of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2, AND THEREFORE “FOR” APPROVAL OF THE AMENDMENT TO

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit and Risk Committee has selected PricewaterhouseCoopers LLP as the Company’s independent certified public accountants to audit our financial statements for the 2023 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for the 2023 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit and Risk Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the 2023 Annual Meeting, and will be given the opportunity to make a statement if desired.

Required Vote.

     The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2023 Annual Meeting and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 3, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

     As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development of our diverse land and water solutions assets and, as a result, our compensation programs have been designed to attract and retain well-qualified executives familiar with the agriculture and water industries as well as with pipeline and water infrastructure and project development, a highly competitive and specialized marketplace, and to encourage achievement of our business and financial objectives for our assets, which are typically long-term in nature.  The Compensation Committee has established peer competitive compensation programs that emphasize incentives that encourage our executive officers to achieve our long-term goals and also align the financial interests of the executive officers and management with those of our stockholders.  These long-term incentives are guided by stockholder approved plans, an important feature of our compensation philosophy and program.

     We request that our stockholders consider and approve the following resolution:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

Required Vote.

     The approval of a non-binding, advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2023 Annual Meeting and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 4, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES REGARDING NAMED EXECUTIVE OFFICER COMPENSATION

     As described in Proposal 4 above, our stockholders are being asked to cast an advisory vote on the compensation of our named executive officers ("say-on-pay"). In addition, with this Proposal 5, we are asking our stockholders to cast an advisory vote on how often we should include a "say-on-pay" vote in our proxy materials for future Annual Meetings of stockholders (or a special meeting of stockholders in lieu of such Annual Meeting). We last provided our stockholders with the opportunity to vote on the frequency of future advisory “say on pay” votes on executive compensation at our 2017 annual meeting, at which time our stockholders voted that advisory “say on pay” votes on executive compensation should take place every year.

     Since 2011, our Board of Directors has determined that holding a "say-on-pay" vote every year was the most appropriate policy for the Company. The Board recommends again that stockholders vote for future "say-on-pay" votes to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually and holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

     You may cast your vote on your preferred voting frequency by choosing an option of one year, two years or three years, or abstain from voting. The proxy card provides all four of these options. Stockholders are not voting to approve or disapprove the Board's recommendation.   As an advisory vote, this proposal is not binding, but the Board of Directors values the opinions expressed by our stockholders on this issue and will consider the outcome of this vote in making decisions regarding the frequency of future advisory votes on executive compensation. However, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis.

Required Vote

     The option of one year, two years or three years that receives the highest number of votes cast in person by virtual attendance or represented by proxy at the 2023 Annual Meeting and entitled to vote on the matter will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders.  Abstentions have the same effect as a vote against each of the frequency options.  Broker non-votes are not counted for any purpose in determining which frequency option has been recommended by stockholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE TO HOLD THE ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS EVERY YEAR (ANNUALLY).

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the 2023 Annual Meeting.  However, if any other matter shall properly come before the 2023 Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Any appropriate proposal submitted by a stockholder and intended to be presented at the 2024 Annual Meeting must be submitted in writing to our Corporate Secretary at 550 S. Hope Street, Suite 2850, Los Angeles, CA 90071, and received not later than December 30, 2023, to be included in our proxy statement and related proxy for the 2024 Annual Meeting. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from this year’s meeting then the deadline is a reasonable time before we begin to print and send our proxy materials.

     A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.  In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the requirements of Rule 14a-19(b)”.

     If you are submitting a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials.

ADDITIONAL INFORMATION

     We are furnishing our Annual Report on Form 10-K for the year ended December 31, 2022, as part of the proxy materials that will be accessible on the internet.  Exhibits to the 2021 Annual Report will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Investor Relations, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

     A list of stockholders entitled to vote at the 2023 Annual Meeting will be available at https://www.cstproxy.com/cadiz/2023, which is password protected, for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. If you have any questions with respect to accessing this list, please contact our Investor Relations department at (213) 271-1600.

By Order of the Board of Directors

Los Angeles, California

April 28, 2023

CADIZ INC.

Voting by Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Standard Time, on June 20, 2023.

Vote Your Proxy on the Internet:
www.cstproxyvote.com.

Have your proxy card available when you access the website. Follow the prompts to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY

Vote Your Proxy by Mail:

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4, AND “1 YEAR” ON PROPOSAL 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4, AND “1 YEAR” ON PROPOSAL 5.

WITHHOLD
1.	ELECTION OF DIRECTORS	FOR	AUTHORITY

01.	Stephen E. Courter	☐	☐
02.	Maria Dreyfus	☐	☐
03.	Maria Echaveste	☐	☐
04.	Winston Hickox	☐	☐
05.	Susan Kennedy	☐	☐
06.	Kenneth T. Lombard	☐	☐
07.	Richard Polanco	☐	☐
08.	Scott S. Slater	☐	☐
09.	Carolyn Webb de Macías	☐	☐

2.	The adoption of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Advisory vote on executive compensation as disclosed in the proxy materials.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Advisory vote on the frequency of executive compensation advisory votes, every	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

6.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature(s)	Signature(s)	Date

Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.